Filed Pursuant to Rule 433

Registration No. 333-284121

*	Pricing Details* $1.564BN+(Offered) Santander Subprime Auto Loan (SDART 2025-4)

Santander Consumer USA Inc. has mandated SanCap (struc), BNP, Citi and Wells Fargo as Joint Lead Bookrunners on its upcoming $1.564+ Billion subprime auto loan ABS transaction, Santander Drive Auto Receivables Trust (SDART) 2025-4.

Maintaining its commitment to diversity, equity and inclusion (DE&I), Santander Consumer USA Inc. has mandated SanCap as the transaction’s DE&I coordinator to assist in the placement of Class A Notes, including but not limited to retention bonds, by the DE&I co-managers: Amerivet and Siebert Williams.

Subject to market conditions, we expect to announce the transaction early next week.

--- Anticipated Capital Structure ---

CLS	AMT($MM)*	WAL^	M/F**	P.WIN^	E.FNL^	L.FNL	BENCH	Spread	Yield	Coupon	$Px
============================================================================================================
A1	195.820	0.14	P-1/F1+	<<Not Offered>>
A2	614.220	0.78	Aaa/AAA	03-17	04/27	01/29	I-CRV	+62	4.326	4.28	99.99432
A3	408.630	1.90	Aaa/AAA	17-29	04/28	04/30	I-CRV	+64	4.210	4.17	99.99360
B	168.880	2.65	Aaa/AA	29-35	10/28	01/32	I-CRV	+75	4.311	4.27	99.99310
C	174.650	3.17	Aa3/A	35-42	05/29	01/32	I-CRV	+100	4.568	4.52	99.98498
D	197.670	3.85	Baa3/BBB	42-52	03/30	01/32	I-CRV	+140	5.005	4.95	99.98753
E	92.120	4.45	NR/BB	<<Not Offered>>
=============================================================================================================

^	WAL Pricing Speed: 1.50% ABS to 5% Clean-Up Call
**	Expected Ratings

--- Transaction Details ---

*	Offered Size : $1,564,050,000
*	Bloomberg Ticker : SDART 2025-4
*	Expected Ratings : Moody’s / Fitch
*	Format : A-D = SEC Registered
*	Pricing Speed : 1.50% ABS to 5.00% Call
*	Min. Denoms : A-D = $1K x $1K
*	RR Compliant : US - Yes | EU - No | UK - No
*	Expected Pricing :
*	Expected Settlement : 11/19/25
*	First Pay Date : 12/15/25
*	ERISA : A-D = Yes
*	Bill & Deliver : SanCap

--- Available Materials ---

*	Preliminary Prospectus, Ratings FWP, CDI (attached)
*	Intexnet Dealname : sancap_sdart_2025-4_mkt ; Password: UJ3J
*	Deal Roadshow : https://dealroadshow.com/e/SDART2504 ; Passcode: SDART2504

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-403-3636.